Exhibit 10.26

                                LICENSE AGREEMENT
                                -----------------


         AGREEMENT made this 9th day of February, 1998 (the "Effective Date"), by and between VION PHARMACEUTICALS, INC., a Delaware corporation located at Four Science Park, New Haven, Connecticut 06511 ("Vion"), and SAN-MAR LABORATORIES INC., a New York corporation located at 4 Warehouse Lane, Elmsford, New York 10523 ("San-Mar").

                              W I T N E S S E T H:

         WHEREAS, Vion is the owner of certain technology related to synthetic and cosmetic forms of melanin and methods for using melanin;

         WHEREAS, San-Mar wishes to obtain a license to such technology, and Vion is willing to grant such a license to San-Mar, subject to the terms and conditions hereof;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                             ARTICLE I. DEFINITIONS
                             ----------------------


         As used in this Agreement, the following terms shall be defined as set forth below:

         1.1 "Affiliate" shall mean any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a party. "Control" means the direct or indirect
(a) legal or beneficial ownership of more than fifty percent (50%) of the outstanding voting rights of such person or entity or (b) power or ability to direct the management or policies of such person or entity.

         1.2 "Field" shall mean cosmetic and non-pharmaceutical uses of the Product, but including over-the-counter topicals.

         1.3 "Gross Revenue" shall mean the gross amounts invoiced by San-Mar, its Affiliates or its permitted sublicensees on the sale of Products to unaffiliated third parties, without deduction of any kind, except, to the extent actually paid or allowed: (a) quantity and other normal and customary trade cash discounts fairly attributable to the Products; (b) freight, postage and insurance incurred in connection with the shipping of the Products to unaffiliated third parties; and (c) credits, rebates or adjustments paid or credited in the same year attributable to the expiration, rejection or return of Products.

         1.4 "Know-How" shall mean techniques, inventions, practices, methods, knowledge, know-how, skill, experience and test data, including, without limitation, clinical test data and efficacy studies, in each case, relating to synthetic or cosmetic melanins, including future Know-How, if any, in respect to same.

         1.5 "Patents" shall mean the patents and patent applications listed on Exhibit A attached hereto, and all additions, continuations, continuations-in-part, divisional or substitute patents, all reissues or reexaminations of all such applications or patents, and all extensions and renewals of any such patents, confirmations, importation or registration patents thereof or therefor, in whatsoever legal form and/or by whatsoever legal title they are granted.

         1.6 "Products" shall mean finished products incorporating synthetic or cosmetic melanins for use in the Field.


         1.7 "Proprietary Information" shall mean: all know-how, inventions, and trade secrets, whether or not patentable, preclinical and clinical test data, and technical and marketing information that is disclosed by either party to the other party, either (i) in writing and marked "Confidential," "Proprietary," or the like, or (ii) orally, and confirmed in writing within sixty (60) days after such disclosure, unless such information: (a) is or becomes public knowledge through no fault of the receiving party; (b) is in the future legally received by the receiving party from a third party free of any obligation of confidentiality; or (c) is legally in the possession of the receiving party free of any obligation of confidentiality and prior to receipt from the disclosing party, which possession shall be proven by documentary evidence.

         1.8 "Royalty" shall have the meaning set forth in Section 3.1.1.

         1.9 "Royalty Year" shall mean each twelve month period commencing on March 1 and ending February 28, except the first Royalty Year shall be the period commencing on the Effective Date and ending February 28, 1999.

         1.10 "Technology" shall mean all Patents and Know-How to the extent necessary or appropriate for the development, use or sale of Products in the Field, now or during the term hereof (a) owned by Vion, or (b) to the extent Vion is permitted to grant a sublicense to San-Mar, licensed to Vion by a third party.

         1.11 "Territory" shall mean the entire world.


                           ARTICLE 2. GRANT OF LICENSE
                           ---------------------------


         2.1 License Grant. Vion hereby grants to San-Mar a non-transferable exclusive license under the Technology to make, have made, use, or sell the Products in the Field within the Territory, subject to the rights retained by Vion described in Section 2.3 below.

         2.2 Sublicense Rights. Subject to Vion's prior written consent which shall not be unreaonsably withheld or delayed, San-Mar shall have the right to sublicense the rights granted hereunder to third parties for the purpose of marketing, distributing and/or selling Products; provided, that, (a) San-Mar shall remain primarily liable for the performance of such sublicensees; and (b) each sublicensee shall enter into a written sublicense agreement having substantially the same obligations toward Vion as those provided herein. All sublicenses hereunder granted by San-Mar shall be coterminable with this Agreement. Except as otherwise provided in this Section 2.2. San-Mar shall have no right to sublicense any of the rights granted hereunder without the prior written consent of Vion.

         2.3 Retention of Rights. Vion shall retain the right to make, use, and practice the Technology for all uses outside the Field.

         2.4 Transfer of Documentary Know-How. Vion shall supply to San-Mar all Know-How that now exists in a written or other tangible medium that Vion now possesses and owns or controls and that is necessary or useful in the manufacture and sale of the Products in the Field. Vion shall also furnish, subject to third parties' rights that may hereafter come, all revisions and modifications to such Know-How that may be developed or acquired by Vion from time to time during the term of this Agreement.

                      ARTICLE 3. LICENSE FEE AND ROYALTIES
                      ------------------------------------


        3.1 Royalties.

                  3.1.1 In consideration of the license rights set forth in
Article 2 above, San-Mar shall pay to Vion a royalty equal to ten percent (10%) of the Gross Revenue invoiced by San-Mar and/or permitted sublicensees (the "Royalty"), subject to quarterly adjustment and an annual reconciliation based upon final calculation of Gross Revenue taking into account the permissible deductions under paragraph 1.3 hereof.

                  3.1.2 A Product shall be deemed to have been sold when delivered or shipped, sixty (60) days after invoiced, or when paid for, whichever is earliest. In the event that San-Mar shall transfer Products to a permitted sublicensee (including an Affiliate), then the price charged by the sublicensee to third parties shall be included in Gross Revenue.

         3.2 Minimum Royalties. For each Royalty Year during the term hereof, San-Mar shall pay Vion an annual minimum royalty payment of $50,000 (a "Minimum Royalty Payment"), irrespective of whether any sales of the Products have been made which annual Minimum Royalty Payment of $50,000 shall be payable on the last day of each Royalty Year. San-Mar shall credit payments of Royalty against such Minimum Royalty Payments for each Royalty Year, and pay Vion the shortfall, if any, in accordance with Section 4.2 hereof.

         3.3 Minimum Royalties Upon Termination. In the event that this Agreement is terminated in accordance with the terms of Section 10.3.1 or 10.3.2 hereof, the Minimum Royalty Payment for the year of termination shall be prorated for that portion of the year that the Agreement is in effect; provided, however, that if this Agreement is terminated by San-Mar pursuant to the terms of Section 10.3.1 or 10.3.2 hereof within six (6) months of the Effective Date, no Minimum Royalty payments shall be due. In all other cases, the aggregate Minimum Royalties Payments due hereunder shall accrue on termination.


                         ARTICLE 4. PAYMENTS AND REPORTS
                         -------------------------------

         4.1 Royalty Reports. Within thirty (30) days after the end of each calendar quarter, San-Mar shall furnish to Vion a written report (the "Royalty Report") setting forth (a) the gross sales of the Products, (b) the deductions allowable under Section 1.3 in calculating Gross Revenues, (c) the Gross Revenues, and (d) the Royalty, accompanied by full payment of the Royalty due and payable thereon.

         4.2 Minimum Royalty Payments. In the event that the Royalties for any Royalty Year during the term of this Agreement are less than the Minimum Royalty Payment due for such Year, then San-Mar shall pay the difference between the Royalty and the applicable Minimum Royalty Payment for such Royalty Year on March 1, and shall satisfy its minimum royalty obligation by paying such difference at that time. If San-Mar fails to make the Minimum Royalty Payments set forth in Section 3.2 above, Vion shall have the option of terminating this Agreement at any time by providing written notice to San-Mar of its intention to terminate and giving San-Mar thirty (30) days to make the required Minimum Royalty Payments. The failure by Vion to exercise such right of termination shall not be deemed to be a waiver of any such right and shall not preclude Vion from exercising such right of termination at any time after providing the notice previously specified. Such right of termination is not Vion's exclusive remedy and shall not preclude Vion from pursuing any other rights or remedies available to Vion.

         4.3 Currency. The Royalties shall be paid to Vion in U.S. dollars, without deductions for taxes, assessments, fees or charges of any kind. If Gross Revenues are received in foreign currency, the exchange rate used for calculating Royalty shall be the applicable currency exchange rated published by the Wall Street Journal on the last business day of the month just prior to the date payment is required to be made hereunder.

         4.4 Books and Records. San-Mar and its permitted sublicensees shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of the Royalty payable by San-Mar hereunder. Such records and books of account shall be maintained for a period of no less than three (3) years following the calendar year to which they pertain. San-Mar shall permit such records and books of account to be examined by Vion or Vion's duly appointed agent, to enable Vion to verify the amounts payable hereunder. Such examination shall be made no more than once annually and shall be at Vion's expense, during normal business hours, and upon thirty (30) days' prior written notice to San-Mar. In the event that San-Mar underpaid the amounts due to Vion by more than five percent (5%), San-Mar shall forthwith pay the cost of such examination, together with the deficiency not previously paid.

         4.5 Regulatory Responsibility. San-Mar shall comply with all applicable federal, state, and local laws, regulations, rules, and orders applicable to the testing, production, transportation, packaging, labeling, promotion, export, distribution, sale, and use of the Products in the Territory. In addition, San-Mar shall be solely responsible for assuring compliance with all applicable export laws and regulations applicable to this Agreement and San-Mar's activities hereunder.

         4.6 Access. Vion may, upon reasonable prior written notice and at times reasonably acceptable to San-Mar: (a) visit the facilities where the development and manufacturing work is being conducted; and (b) consult informally, during such visits and by telephone, with San-Mar's personnel conducting the development and manufacturing work.

                  ARTICLE 5. DUE DILIGENCE IN COMMERCIALIZATION
                  ---------------------------------------------

         5.1      Plan of Commercialization.

                  5.1.1 San-Mar agrees to use commercially reasonable efforts and diligence to (a) proceed with the development, manufacture, and sale of the Products in the Territory and (b) develop markets for the Products in the Field. Vion may terminate this Agreement at any time in accordance with Section 10.2.5 if San-Mar fails to exercise such due diligence within thirty (30) days after notice of the alleged default with respect thereto from Vion. Such right of termination is not Vion's exclusive remedy and shall not preclude Vion from pursuing any other rights or remedies available to Vion.

                  5.1.2 As used in this Agreement, "commercially reasonable efforts and diligence" shall mean that degree of effort, expertise and resources that a person of ordinary skill, ability and experience in the matters addressed herein would utilize or otherwise apply with respect to fulfilling its obligations assumed hereunder, provided, however, that San-Mar shall not be deemed to have failed to abide by or have failed to perform in accordance with the foregoing standard to the extent that San-Mar is prevented from performing or hindered in its performance of such standard by any act or omission of Vion, or to the extent that San-Mar is prevented from complying with such standard by reason of force majeure, including, without limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, accidents, acts of God, acts of governmental agencies or instrumentalities, or any other cause or externally induced casualty beyond San-Mar's reasonable control, whether similar to the foregoing or not.

         5.2 Reports. San-Mar shall provide periodic status reports to Vion, at least quarterly, indicating progress and problems to date in development and commercialization, and a forecast and schedule of major events required to market the Products in the Territory.

         5.3 Abandonment or Suspension of Commercialization. San-Mar shall use commercially reasonable efforts to diligently and continuously promote the sale of Products to purchasers in each country in the Territory. If at any time San-Mar abandons or suspends its development, manufacture, marketing, or intent to market the Products for a period exceeding ninety (90) days, San-Mar shall immediately notify Vion giving reasons therefore and a statement of its intended actions.

                               ARTICLE 6. PATENTS
                               ------------------

         6.1 Patent Marking. San-Mar shall apply, and shall require sublicensees to apply, patent marking notices to the extent feasible and practical, and in accordance with the applicable patent laws of any country where the Products are made, sold, or used.

         6.2 Enforcement of Patents. Upon learning of the possible infringement of any of the Patents by a third party, each party shall inform the other party of that fact, and shall supply the other party with any evidence available to it pertaining to the infringement. Vion shall have the sole right to defend the Patents against infringement or interference by any third party in any country in which a Patent is in effect hereunder, including bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference. Vion may settle any such actions solely at its own expense and through counsel of its selection; provided, however, that San-Mar shall be entitled in each instance to participate (but not control) through counsel of its selection at its own expense. Vion shall bear the expenses of such actions and shall obtain the benefits in the recoveries, if any, whether by judgment, award, decree or settlement.

                    ARTICLE 7. REPRESENTATIONS AND WARRANTIES
                    -----------------------------------------

         7.1 Vion Representations. Vion represents and warrants to San-Mar that:

                  7.1.1 Vion (a) has the right to grant the licenses hereunder, and (b) has not granted licenses to any other entity that would restrict the rights granted hereunder;

                  7.1.2 Vion has not received any notice or claim asserting, and has no knowledge of, any infringement, conflict or interference in respect of the practice, or the proposed practice of the Patents;

                  7.1.3 This Agreement has been duly authorized, executed, and delivered by Vion and is a valid, binding, and legally enforceable obligation of Vion, subject to applicable bankruptcy, insolvency, moratorium, and other laws now or hereafter in effect affecting the rights of creditors generally, and subject (as to the enforcement of remedies) to equitable principles;

                  7.1.4 No consent, approval, authorization, or order of any court or governmental agency or body is required for the consummation by Vion of the transactions contemplated by this Agreement; and

                  7.1.5 The execution, delivery, and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any statute, regulation, or other law to which it is a party or by which it is bound, or any order, rule, or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties.

         7.2 San-Mar Representations. San-Mar represents and warrants to Vion that:

                  7.2.1 This Agreement has been duly authorized, executed, and delivered by it and is a valid, binding, and legally enforceable obligation of it, subject to applicable bankruptcy, insolvency, moratorium, and other laws now or hereafter in effect affecting the rights of creditors generally, and subject (as to the enforcement of remedies) to equitable principles;

                  7.2.2 No consent, approval, authorization, or order of any court or governmental agency or body is required for the consummation by it of the transactions contemplated by this Agreement; and

                  7.2.3 The execution, delivery, and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any statute, regulation, or other law or agreement or instrument to which it is a party or by which it is bound, its charter documents, or any order, rule, or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties.

         7.3 Limitations. EXCEPT AS PROVIDED IN SECTIONS 7.1.1 AND 7.1.2, VION DISCLAIMS ALL WARRANTIES WHATSOEVER WITH RESPECT TO THE PATENTS, THE TECHNOLOGY, AND THE PRODUCT, EITHER EXPRESS OR IMPLIED. THERE IS NO EXPRESS OR IMPLIED
WARRANTY: (a) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (b) THAT ANY PATENT IS VALID, OR (c) THAT THE USE OF THE PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES. San-Mar shall make no statements, representations, or warranties whatsoever to any third parties inconsistent with this Section 7.3.

                      ARTICLE 8. INDEMNIFICATION; INSURANCE
                      -------------------------------------

         8.1 Indemnification.

                  8.1.1 Except to the extent that the same results from the gross negligence or willful acts of Vion, or the non-disclosure of any material fact known to Vion relating to the Know-How and/or Technology, San-Mar shall defend, indemnify and hold harmless Vion and its agents, from and against any and all third party claims, demands, damages, suits, actions, judgments, awards, fines, liabilities, losses, and all costs and expenses incurred in connection therewith (including attorneys' fees) (collectively, "Losses") arising from or in connection with any of the following: (a) the use by San-Mar, its Affiliates, or permitted sublicensees of any method or process related to the Technology;
(b) the development, manufacture, handling, storage, labeling, use, promotion, sale, or other disposition of the Products by San-Mar, its Affiliates or permitted sublicensees, or other transferees; (c) failure by San-Mar to comply with all applicable rules and regulations in the Territory in the manufacture, handling, labeling, and sale of the Products; (d) failure to provide adequate warnings; (e) the exposure to, or administration or use of, the Products by any person; (f) a breach of any warranty or representation by San-Mar herein; or (g) any willful act or omission or negligence of San-Mar, its Affiliates, or permitted sublicensees, or their respective employees, agents, or other contractors. Vion shall reasonably cooperate with San-Mar in defending any such claim. Vion shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain advisory counsel on its own behalf and at its own expense.

                  8.1.2 Vion shall defend, indemnify and hold harmless San-Mar, from and against any and all Losses arising from or in connection with any of the following: (a) a breach of any warranty or representation by Vion herein;
(b) any willful act or omission or negligence of Vion; or (c) the exercise by Vion of its rights retained in Section 2.3 of this Agreement.

         8.2 Insurance. From the Effective Date and thereafter, San-Mar shall purchase and maintain in effect and shall require any sublicensees to purchase and maintain in effect a policy of general comprehensive products liability insurance covering all claims with respect to the Products developed, tested, manufactured or sold within the term of any license granted hereunder, which policy shall (a) be in an amount of not less than $5 million combined single limit for each occurrence of bodily injury and property damage; (b) provide that such policy is primary and not excess or contributory with regard to other insurance San-Mar may have; (c) provide at least thirty (30) days notice to Vion of cancellation or material change, (d) include Vion as an additional insured, and (e) be written to cover all claims made during or after the termination or expiration of this Agreement. San-Mar shall furnish a certificate of such insurance to Vion on the Effective Date and annually thereafter.

                               ARTICLE 9. SECRECY
                               ------------------

         9.1 Non-Disclosure. Except as otherwise provided in Section 9.2 below, no party shall disclose to a third party any Proprietary Information. Each party shall take all reasonable steps to minimize the risk of disclosure of Proprietary Information or transfer, including without limitation, if applicable: (a) ensuring that only its employees whose duties require them to possess such information or materials have access thereto; (b) exercising at least the same degree of care that it uses for its own proprietary information; and (c) providing proper and secure storage for the Proprietary Information.

         9.2 Disclosure. Upon prior notice to the disclosing party, the receiving party may disclose Proprietary to any governmental agency or judicial authority that requires or legally requests such Proprietary Information; provided, that protective orders or other assurances of confidentiality are obtained to the extent reasonably available from such agency or authority.

         9.3 Equitable Remedies. Each party acknowledges that if any party discloses Proprietary Information in violation of this Agreement, the other parties shall have no adequate remedy in arbitration or at law and may seek such equitable relief as it deems appropriate, including but not limited to preliminary and permanent injunctive relief.

                        ARTICLE 10. TERM AND TERMINATION
                        --------------------------------

         10.1 Term. The term of this Agreement shall commence upon the date San-Mar receives a fully executed counterpart of this Agreement and shall continue in full force and effect until March 1, 2001, unless sooner terminated as set forth in Sections 10.2 and 10.3. Upon the expiration of the initial term, the term of this Agreement shall be renewed and extended automatically for a second three (3) year term, unless either party notifies the other party in writing at least sixty (60) days prior to the expiration of the initial term.

         10.2 Termination for Cause by Vion. Without prejudice to any other rights it may have hereunder or at law or in equity, Vion may terminate this Agreement immediately upon notice to San-Mar, upon the occurrence of any of the following:

                  10.2.1 San-Mar becomes insolvent, an order for relief is entered against San-Mar under any bankruptcy or insolvency laws or laws of similar import (and in the case of an involuntary action only, such order of relief is not discharged within thirty (30) days), or San-Mar fails generally to pay its debts as they become due;

                  10.2.2 San-Mar makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business;

                  10.2.3 After thirty (30) days' notice from Vion (stating its intent to so terminate), San-Mar fails to make all payments due and owing pursuant to Articles 3 and 4 hereof;

                  10.2.4 After sixty (60) days' notice from Vion (stating its intent to so terminate), San-Mar fails to commence and diligently pursue to remedy any material breach (other than breach for payment referred to in Section
10.2.3 hereof) of this Agreement; and

                  10.2.5 San-Mar fails to exercise due diligence in bringing the Products to market in accordance with Section 5.1, and such failure is not remedied within thirty (30) days after written notice as provided in Section 5.1.

         10.3     Termination by San-Mar.

                  10.3.1 Without prejudice to any other rights it may have hereunder or at law or in equity, San-Mar may terminate this Agreement immediately upon notice to Vion if, after sixty (60) days' notice from San-Mar (stating its intent to so terminate), Vion fails to commence and diligently pursue to remedy any material breach of this Agreement.

                  10.3.2 Notwithstanding anything to the contrary contained in
Section 10.3.1, San-Mar may terminate this Agreement without breach by Vion, if in San-Mar's reasonable business judgment, San-Mar is unable to develop and/or market a commercially viable product or the continuation of such development and/or marketing is impractical.

         10.4     Rights and Duties Upon Termination.

                  10.4.1 Upon expiration or termination of this Agreement and except as otherwise expressly provided herein, (a) all licenses granted to San-Mar under this Agreement and, at Vion's option, any sublicenses granted by San-Mar, shall terminate, (b) except as provided in this Section 10.4.1, both parties shall immediately cease using the other party's Proprietary Information, and (c) San-Mar shall provide Vion with all available Know-How in San-Mar's possession or control and the right to use such Know-How.

                  10.4.2 Expiration or termination of this Agreement for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of such termination, including but not limited to San-Mar's obligation to pay the Royalty and Minimum Royalty Payments specified by Articles 3 and 4.

                  10.4.3 The following provisions shall survive expiration or termination of this Agreement: Sections 3.3, 4.4, 7.3 and 10.4 and Articles 8 and 9.

                            ARTICLE 11. MISCELLANEOUS
                            -------------------------

         11.1 Notices. All notices, requests, demands, waivers, consents, approvals, or other communications to any party hereunder shall be in writing and shall be deemed to have been duly given if sent to such party by facsimile, by registered or certified mail return receipt requested, postage prepaid, or by commercial courier requiring receipt, to the following addressees:

         to Vion:
         --------

                  Vion Pharmaceuticals, Inc.
                  Four Science Park
                  New Haven, Connecticut  06511
                  Attention: President and Chief Executive Officer
         to San-Mar:
         -----------

                  San-Mar Laboratories, Inc.
                  4 Warehouse Lane
                  Elmsford, New York 10523
                  Attention: President

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication will be deemed to have been given as of the date so delivered by reputable, overnight courier requiring receipt, or five (5) days after so mailed.

         11.2 Force Majeure. Failure by either party to perform its obligations under this Agreement (excepting the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused or occasioned by act of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, compliance with any order, regulation or request of government, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control of such party, provided such party uses reasonable efforts to remove such circumstance and gives the other party prompt notice of the existence of such circumstance.

         11.3 Amendment and Entire Agreement. This Agreement may not be amended or modified except by written agreement signed by all of the parties hereto. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and all prior representations and understandings are merged into and superseded hereby.

         11.4 Governing Law. This Agreement shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of Connecticut, without regard to its principles of conflicts of law.

         11.5 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration proceedings shall take place in New York, New York. The decision of the arbitration proceeding shall be final and binding upon the parties.

         11.6 Assignment; Binding Effect. This Agreement shall not be assigned by San-Mar without the prior written consent of Vion. Any attempted assignment in contravention of this Section 11.6 without Vion's prior consent shall be null and void. This Agreement and the rights herein granted shall be binding upon and shall inure to the benefit of the parties and their respective successors, heirs, and permitted assigns.

         11.7 Severability. The provisions of this Agreement shall be deemed separable. In the event any provision of this Agreement is found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

         11.8 No Waiver. The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or the right of such party thereafter to enforce each and every provision of this Agreement.

         11.9 Counterparts. This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

                           VION PHARMACEUTICALS, INC.


                           /s/ John Spears

                           By:     John Spears
                           Title:  President and Chief Executive Officer



                           SAN-MAR LABORATORIES, INC.


                           /s/ Marvin Berkrot
                           By:    Marvin Berkrot
                           Title: President


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                                                                       EXHIBIT A
                                                                       ---------


                                     PATENTS
                                     -------


TITLE OF PATENT                                       PATENT NUMBER
---------------                                       -------------

1.       Soluble Melanin                               5,216,116

2.       Soluble Melanin                               5,218,079

3.       Soluble Melanin                               5,225,435

4.       Synthetic Melanin                             5,227,459

5.       Soluble Melanin                               5,618,519

6.       Synthetic Melanin As a Subscreen And          5,384,116
         Tanning Agent

7.       Cosmetic Melanins                             5,744,125

8.       Decreasing the Melanin Content in Mammalian   5,126,125
         Skin and Hair using 5,6 dihydroxindole
         derivatives

9.       Composition and Method for Whitening Skin     5,523,077


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